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                                                                  Exhibit 4.A.IV





              ___________________________________________________





                             POGO PRODUCING COMPANY

                            _______________________

                                Third Amendment

                            Dated as of June 1, 1994

                                       to

                                Credit Agreement

                         Dated as of September 23, 1992

                         ______________________________




               __________________________________________________

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     THIS THIRD AMENDMENT TO CREDIT AGREEMENT, dated as of June 1, 1994 (the
"Amendment"), between Pogo Producing Company, a Delaware Corporation (the "Borrower"), the various financial institutions which are or may become parties to the Credit Agreement, as amended hereby (collectively, the "Lenders"), Bank of Montreal, acting through its Chicago, Illinois branch, (the "Bank"), as agent (the "Agent") for the Lenders and Banque Paribas, acting through its Houston Agency, as co-agent (the "Co-Agent"), for the Lenders,

                              W I T N E S S E T H

     WHEREAS the Borrower, the Lenders, the Agent and the Co-Agent are parties to a certain Credit Agreement dated as of September 23, 1992, as amended by the First Amendment to Credit Agreement dated as of September 30, 1992 and the Second Amendment to Credit Agreement dated as of December 31, 1993, (as amended thereby, and as the same may have been further amended or modified by the parties, the "Credit Agreement"); and

     WHEREAS the Borrower desires to amend certain provisions of the Credit Agreement;

     NOW, THEREFORE, the parties hereto hereby agree as follows:

     1.  DEFINITIONS.

     1.1 Amendment. The following definition as set forth in the Credit Agreement is amended in its entirety as set forth below and such definition, as so amended, is hereby incorporated by reference into the Credit Agreement, as amended by this Amendment:

     "Applicable Margin" means, at any time that the Borrower's Implied Senior Debt Rating is equal to any rating set forth below, the percentages per annum set forth opposite such Implied Senior Debt Rating for CD Rate Loans and LIBO Rate Loans; provided, that if the Borrower's Implied Senior Debt Rating shall change at any time, the Applicable Margin set forth below shall become effective on the immediately next Quarterly Payment Date:



Minimum Implied Senior Debt Rating from
Standard & Poors (or an equivalent rating from     CD Rate    LIBO Rate
Moodys or another approved rating agency)           Loans       Loans
- -----------------------------------------------    -------    ---------
        B+ or lower                                1 7/8%      1 3/4%
        BB-                                        1 5/8%      1 1/2%
        BB                                         1 3/8%      1 1/4%
        BB+                                        1 1/8%      1    %
        BBB- or higher                               7/8%        3/4%

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     1.2  Use of Defined Terms.  Unless otherwise defined herein or the context otherwise requires, or except as the definition may be amended by this Amendment, terms used in this Amendment, including its preamble and recitals, shall have the meanings provided in the Credit Agreement, as hereby amended.

     2.  AMENDMENTS TO CREDIT AGREEMENT.

     2.1  Partial Amendment of Section 3.3.1(a) of the Credit Agreement.
Section 3.3.1(a) of the Credit Agreement is hereby amended and partially replaced by:

     (a) adding the following phrase at the end of such section immediately following the phrase "plus a margin of 1/4%": "if the Borrower's Implied Senior Debt Rating is B+ or lower, or equal to the Prime Rate from time to time in effect if the Borrower's Implied Senior Debt Rating is BB- or higher; provided, that if the Borrower's Implied Senior Debt Rating shall change at any time and such change would affect the margin charged on a Prime Rate Loan, the new margin, as set forth above, shall become effective on the immediately next Quarterly Payment Date".

     2.2  Partial Amendment of Section 3.4.1 of the Credit Agreement.  Section
3.4.1 of the Credit Agreement is hereby amended and partially replaced by:

     (a)  adding the following phrase at the end of the first sentence of such section immediately preceding the parenthetical "(such fees, the "Commitment Fees")": "if the Borrower's Implied Senior Debt Rating is BB-or lower, or a commitment fee at the rate of 3/8 of 1% per annum on such Lender's Percentage of the sum of the average daily unused portion of the Revolving Loan Commitment Amount if the Borrower's Implied Senior Debt Rating is BB or higher"; and

     (b)  adding the following phrase at the end of the first sentence of such section immediately following the parenthetical "(such fees, the "Commitment Fees")": "provided, that if the Borrower's Implied Senior Debt Rating shall change at any time and such change would result in a different Commitment Fee, the new Commitment Fee shall become effective on the immediately next Quarterly Payment Date."


     3.  REPRESENTATIONS AND WARRANTIES.

     In order to induce the Lenders and the Agent to enter into this Amendment, the Borrower hereby reaffirms, as of the date hereof, its representations and warranties contained in Article VI

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of the Credit Agreement (except to the extent any such representation and warranty relates solely to an earlier date) and additionally represents and warrants as follows:

     3.1 Organization. The Borrower and each of its corporate Subsidiaries is a corporation validly organized and existing and in good standing under the laws of the state, or country, of its incorporation, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of its business requires such qualification, except where failure to qualify would not have a material adverse effect on the business or financial condition of the Borrower and its Subsidiaries taken as a whole or the Borrower's ability to perform the Loan Documents, including the Credit Agreement as such may be amended hereby, or this Amendment. Each of the Borrower's Subsidiaries which is organized as a partnership is validly organized and existing and in good standing under the laws of the state of its formation, and is duly qualified to do business and is in good standing as a foreign partnership where the nature of its business requires such qualification, except where failure to qualify would not have a material adverse effect on the business or financial condition of the Borrower, or the Borrower and its Subsidiaries taken as a whole or the Borrower's ability to perform under the Loan Documents, including the Credit Agreement as such may be amended hereby, or this Amendment. The Borrower and each of its Subsidiaries has full power and authority and holds all requisite governmental licenses, permits and other approvals to enter into and perform its Obligations under the Credit Agreement, as amended hereby, each other Loan Document and this Amendment and to own and hold under lease its property and to conduct its business substantially as currently conducted by it.

     3.2 Due Authorization, Non-Contravention. The execution, delivery and performance by the Borrower of this Amendment and the consummation of the transactions contemplated hereby and by the Credit Agreement as so amended, are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, and do not

          (a)  contravene the Borrower's Organic Documents;

          (b) contravene any contractual restriction, law or governmental regulation or court decree or order binding on or affecting the Borrower or any Subsidiary; or

          (c) result in, or require the creation or imposition of, any Lien on any properties of the Borrower or its Subsidiaries.

     3.3 Governmental Approval. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution,

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delivery or performance by the Borrower of this Amendment.

     3.4 Validity, etc. This Amendment and the Credit Agreement as amended hereby constitute the legal, valid and binding obligations of the Borrower, enforceable in accordance with their respective terms except as such enforceability is subject to the effect of (i) any applicable bankruptcy, insolvency, reorganization or similar law relating to or affecting creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), including concepts of materiality, reasonableness, good faith and fair dealing.

     4.  EFFECT OF AMENDMENT.

     This Amendment shall be deemed to be an amendment to the Credit Agreement, and the Credit Agreement, as amended hereby, is hereby ratified, approved and confirmed in each and every respect. All references to the Credit Agreement in any other document, instrument, agreement or writing shall hereafter be deemed to refer to the Credit Agreement as amended hereby.

     5.  GOVERNING LAW, SEVERABILITY, ETC.

     THIS AMENDMENT SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE
INTERNAL LAWS OF THE STATE OF ILLINOIS. Whenever possible each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable laws, but if any provision of this Amendment shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment.

     THIS WRITTEN AMENDMENT AND THE CREDIT AGREEMENT AS AMENDED BY THIS AMENDMENT REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

     6.  MISCELLANEOUS.

     6.1 Successors and Assigns. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

     6.2 Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     6.3 Effectiveness. This Amendment shall become effective from and after the date hereof when counterparts hereof executed on

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behalf of the Borrower and each Lender (or notice thereof satisfactory to the
Agent) shall have been received by the Agent and notice thereof shall have been given by the Agent to the Borrower and each Lender. All modifications to the Credit Agreement effected by this Amendment, including changes in the calculation of interest rates and Commitment Fees, if any, will be given retroactive effect to the date of this Amendment.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the day and year first written above.

                    POGO PRODUCING COMPANY

                    By: /s/ D. STEPHEN SLACK
                    Name:   D. Stephen Slack,
                    Title:  Senior Vice
                            President, Finance

                    BANK OF MONTREAL,
                      acting through its U.S.
                      branches and agencies,
                      including initially
                      its Chicago Illinois
                      branch, as Agent

                    By: /s/ MARK M. GREEN
                    Name:   Mark M. Green
                    Title:  Director, U.S.
                            Corporate Banking

                    BANQUE PARIBAS
                      acting through its Houston
                      Agency, as Co-Agent

                    By: /s/ BARTON D. SCHOUEST
                    Name:   Barton D. Schouest
                    Title:  Vice President

                    By: /s/ TIMOTHY A DONNON
                    Name:   Timothy A. Donnon
                    Title:  Regional GeneralManager

                    BANK OF MONTREAL

                    By: /s/ MARK M. GREEN
                    Name:   Mark M. Green
                    Title:  Director, U.S.
                            Corporate Banking

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                    BANQUE PARIBAS

                    By: /s/ BARTON D. SCHOUEST
                    Name:   Barton D. Schouest
                    Title:  Vice President

                    By: /s/ TIMOTHY A DONNON
                    Name:   Timothy A. Donnon
                    Title:  Regional GeneralManager

                    NBD BANK, N.A.

                    By: /s/ J. L. CALDWELL
                    Name:   James L. Caldwell IV
                    Title:  First Vice President

                    THE FIRST NATIONAL BANK OF
                         BOSTON

                    By: /s/ H. LOUIS BAILEY
                    Name:   H. Louis Bailey
                    Title:  V.P.


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